Exhibit 10.1

APPOINTMENT OF AGENT FOR WHOLESALE PROPANE PURCHASES

By this Agreement Independence Oil& LP Gas, Inc. (hereinafter, “Buyer”), a Virginia for profit corporation, appoints John D. Oil and Gas Marketing Company, LLC (hereinafter, “Agent”), an Ohio Limited Liability Company, to act as Buyer’s agent for the purpose of arranging for the purchase and transportation from points of delivery operated by wholesale suppliers of liquefied propane gas (“propane”) to Buyer’s propane storage tank facilities located in Virginia and North Carolina for redelivery by Buyer to retail propane customers. Buyer and Agent may also be referred to as collectively as “Parties” or individually as a “Party”.

Whereas, Buyer desires to acquire supplies of propane and ship such supplies to its propane storage tank facilities to provide service to its retail propane customers; and

Whereas, Agent is in the business of arranging such wholesale purchases of propane for others;

Now therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, Buyer and Agent hereby agree as follows:

Section 1.Agent shall:

a. Monitor inventory levels in Buyer’s propane storage tank facilities and advise Buyer when to purchase additional inventory, and in what volume necessary to maintain sufficient inventory levels;

b. Solicit offers to sell propane to Buyer from wholesale suppliers of propane using Agent’s demonstrated expertise in the field of propane marketing and energy trading. Agent shall present such offers to Buyer for shipment utilizing carriers under contract with Buyer to transport propane to Buyer’s propane storage tank facilities; however, it is expressly understood that Buyer shall have sole authority and discretion to accept or reject any offer from wholesale suppliers presented by Agent hereunder;

c. Review terms and conditions for offers of propane sales submitted by wholesale suppliers for fairness and completeness to ensure that Buyer is accorded all appropriate contractual rights in wholesale propane supply offers presented by Agent;

c. Monitor terms and conditions of proposals for carriage of propane supplies from the point of delivery by wholesale suppliers to the carriers, to the confirmed destination of the propane for fairness and completeness to ensure that Buyer is accorded all appropriate contractual rights; and

d. Review invoices from wholesale propane suppliers to Buyer for accuracy as to purchase price and volumes and approve for payment by Buyer.

Section 2. Buyer’s Performance Obligations.

a. Creditworthiness. Buyer agrees that compliance with the credit policies and requirements of wholesale propane suppliers shall be a condition precedent to Agent’s duty to present offers to sell propane to Buyer by such wholesale propane suppliers. Buyer further agrees to obtain from its parent corporation, Gas Natural, Inc., and to maintain in effect a guarantee of its performance under the wholesale propane supply agreements that Agent presents to Buyer.

b. Exclusive Agency. Buyer agrees Agent shall be its exclusive agent to obtain its full propane requirements from wholesale propane suppliers.

c. Agency Fee. Buyer agrees to pay Agent an agency fee of $0.02 per gallon of propane purchased from wholesale suppliers. Purchases shall be measured at the FOB Point, which shall mean the geographic point of the propane’s origin. Delivery to Buyer at the FOB point shall be deemed to have been completed:

(i) to ships or barges when the propane has passed the vessel’s loading flange;

(ii) to pipelines when the propane has passed the downstream flange of the meter metering the propane for delivery; and

(iii) to tank cars when the propane has passed the wholesale propane supplier’s loading equipment for open hatch deliveries and when the product enters the tank truck’s loading equipment for all other deliveries.

d. Reimbursement. Buyer shall be wholly and solely responsible for the payment of the propane sales price, shipping/carriage fees for transportation of the propane from the FOB point to Buyer’s propane storage facilities, penalties or any charges whatsoever related to the propane that is offered to Buyer by Agent and purchased by Buyer. Buyer shall hold Agent harmless and shall reimburse Agent for any costs and expenses Agent incurs, including reasonable legal fees incurred in connection with propane Buyer purchases pursuant to this Agreement.

Section 3. Miscellaneous.

a. Billing and Payment. Agent’s agency fee for each gallon of propane purchased pursuant to this Agency Agreement shall be due and payable at such time as Buyer’s payment or payments to the wholesale propane supplier(s) are due and payable. Buyer shall provide copies of invoices received from wholesale propane suppliers to Agent promptly upon receipt by Buyer to permit Agent’s review for accuracy and approval to pay, and Agent shall submit its monthly invoice at least five business days prior to the payment due date. A finance charge of one and one-half percent (1.5%) per month shall be due and payable on any statements submitted by Agent that are not paid within fifteen (15) days of the due date of payment.

b. Term. This Agreement shall commence on December 1, 2011 and shall remain in full force and effect until September 30, 2012. It shall automatically continue thereafter on a month-to-month basis unless terminated by either Party giving thirty (30) days written notice to the other Party.

c. Governing Law. This Agreement shall be interpreted and performance of this contract shall be in accordance with the laws of the State of Ohio.

d. Assignment. All of the covenants, conditions and obligations of this Agreement shall extend to and be binding upon the heirs, personal representatives, successors and assigns respectively of the parties hereto, provided, however that this Agreement shall not by assigned by the Buyer or by the Agent without the written consent of the other Party, which consent shall not be unreasonably withheld.

e. Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, AGENT EXPRESSLY DISCLAIMS AND NEGATES ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, PERTAINING TO THE PROPANE OFFERED BY AGENT TO BUYER FOR PURCHASE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

f. Limitation of Liability. Except as otherwise provided in this Agreement, in no event shall either Party be liable for special, indirect, consequential incidental, punitive or exemplary damages (including, but no limited to, damages for loss of business, profits, business interruption, and the like) arising out of the use or the inability to use propane offered for purchase hereunder.

g. Indemnity. Each Party shall indemnify, defend and hold the other Party harmless from and against any and all losses, damages, liabilities, expenses and costs including reasonable attorney’s fees and costs of collection resulting from or related to any and all demands, claims and causes of action asserted against the other by any person (including without limitation the Parties to this Agreement and their customers, employees, agents, assigns, contractors, suppliers and employees of such agents, assigns, contractors and suppliers) for personal injury or death, for loss of or damage to property, or fines or penalties resulting from or related to the acts, omissions or willful misconduct of the indemnifying Party, or its respective agents, employees, subcontractors or assigns, in connection with the performance or subject matter of this Agreement.

h. Force Majeure. Agent shall not be liable for any loss or damage of any kind or for any consequences thereof resulting from a wholesale propane supplier’s delay or inability to deliver caused by strikes, lockouts, fire, theft, shortage, inability to obtain materials or shipping space, breakdowns, delays of carriers, manufacturers or suppliers, acts of God, governmental laws, regulations, orders or proclamations, riot, civil commotion, war, malicious mischief, receipt of necessary information from Buyer, or by any cause beyond Agent’s reasonable control (collectively, “Force Majeure Events”). Agent will not be entitled to rely on this provision unless prompt notice is given to Buyer specifying the cause of the delay or non-performance and unless Agent attempts to rectify as soon as possible such cause. Agent’s obligations shall be suspended during the continuance of the Force Majeure Event. As soon as reasonably practical after the Force Majeure Event has ended, Agent shall resume performance of all of its obligations under this Agreement.

i. Entire Agreement. This Agreement sets forth the entire agreement between the Parties regarding the subject matter hereof, superseding any and all previous agreements, proposals, representations or statements, oral or written. Except as expressly provided herein, this Agreement may be changed only by mutual agreement of the Parties in writing and executed by persons with authority to enter into such Agreements.

j. Waiver. The failure of either Party at any time to insist on performance by the other Party or of any provision hereof shall not affect in any way the full right to requires such performance at any time thereafter. The waiver by either Party of a breach of any provision hereof shall not be taken, construed, or held to be a waiver of the provision itself or a waiver of any breach thereafter or any other provision hereof.

k. Survival. The obligation of Buyer to make payment of the Agency fee for propane Buyer purchases as arranged by Agent hereunder shall survive the termination or cancellation of this Agreement. The obligation of each Party to indemnify the other Party pursuant to Section 3(g) of this Agreement shall survive the termination or cancellation of this Agreement. If any provision of this Agreement is determined to be invalid, void, or unenforceable by any court of competent jurisdiction, then such determination shall not invalidate, void, or make unenforceable any other provision, agreement, or covenant in this Agreement.

k. Counterpart Agreements. This Agreement may be executed in counterparts, and an original of each executed contract shall be delivered to each Party.

In witness whereof, the Parties have executed this Agreement on December 8, 2011.

Agent: John D. Oil and Gas Marketing Company, LLC	Buyer: Independence Oil & LP Gas, Inc.

/s/ Rebecca Howell	/s/ Michael Gorman
Rebecca Howell, Controller	Michael Gorman, President

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